Exhibit 99.2

PHARSIGHT, #11080517

PHARSIGHT FISCAL 3RD QUARTER 2007

January 26, 2007, 10:00 AM PT

Chairperson: Shawn O’Connor

Operator:	Good morning, ladies and gentlemen, thank you for standing by. Welcome to Pharsight’s fiscal 3rd quarter 2007 earnings conference call. During today’s presentation all parties will be on listen-only mode. If you have any questions during the conference please press the star key followed by the one on your touchtone phone. If you would like to withdraw your questions, press the star key followed by the two. If you’re using a speakerphone, please lift up the handset before making your selection. This conference is being recorded today, Friday, January 26 of 2007. I would now like to turn the conference over to Jennifer Beugelmans of the EVC Group. Please go ahead, ma’am.

Jennifer Beugelmans:	Thank you, Mary and thank you all for joining us today to discuss Pharsight’s fiscal 3rd quarter 2007 results. If you have not received copy of today’s release and would like one, or if you would like to be added to our distribution list, please call the EVC Group at 415-896-6820. The news release is also posted in the investor relations section of the company’s website at www.Pharsight.com. Please note that there will be a replay of this call beginning approximately one hour after its conclusion and will be available through midnight Pacific Time on Friday, February 2, 2007. To access the replay, domestic participants should dial 800-405-2236 and international callers should dial 303-590-3000. Both will need to use the passcode 11080517 and the pound sign. In addition, a replay of the call will also be available via webcast and will be accessible at the Pharsight website for one year following the conclusion of the call.

With me today are Shawn O’Connor, Chairman and CEO, and Will Frederick, Senior Vice-President and Chief Financial Officer. During this call we will be making statements regarding future events or expected results which are forward-looking statements. These include statements regarding future revenue growth, future market growth and opportunities, future probabilities, profitability, future sales, marketing, and product capability, future product functionality, future investment and infrastructure, future product and product upgrade releases, future ability to achieve new customers beyond large pharmaceutical customers, growth of Pharsight’s market share, future revenue mix, and future margins.

These statements are based on assumptions that we believe are reasonable as of this date. However, with the passage and time and future events, these assumptions may not prove to be accurate and actual results could differ materially from those anticipated. Risks and uncertainties that may cause these forward-looking statements to not come true are discussed in our press release issued yesterday afternoon and in our quarterly report on

Form 10-Q filed with the SEC on November 13, 2006. Please consider these risks and uncertainties carefully in evaluating these forward-looking statements and Pharsight’s prospects and be advised that we undertake no obligation to update the forward-looking statements that we make today.

In addition, Pharsight will provide financial information during this call that has not been prepared in accordance with GAAP. This information includes historical non-GAAP income and non-GAAP diluted earnings per share guidance for fiscal 2007. Pharsight uses these non-GAAP financial measures internally in analyzing its financial results and believes they are useful to investors as a supplement to GAAP measures in evaluating Pharsight’s ongoing business performance and comparison to prior periods. Pharsight believes the use of these non-GAAP financial measures provides an additional tool for investors to use in comparing its financial measures with other companies in Pharsight’s industry, many of which presents similar non-GAAP financial measures to investors.

As noted, the non-GAAP financial measures discussed above exclude stock-based compensation expense pursuant to SFAS 123R. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measure.

Now I’d like to turn the call over to Shawn O’Connor.

Shawn O’Connor:	Thank you, Jennifer, and hello everyone. Thanks for joining us on the call today. As we have highlighted in our recent conference calls, one of our key objectives is to achieve consistent revenue and profitability growth. Our fiscal 2007 third quarter results provide another quarter’s evidence of our ability to achieve this objective and illustrates the strength and leveragability of our financial model. We remain on track to achieve our full year guidance for fiscal 2007, which includes 10 to 15% revenue growth. As a result, we would expect to achieve sequential revenue growth in the fourth quarter, compared with this quarter, and based upon the expected timing of upcoming software installations, we believe that the software unit will be a strong contributor to this growth.

We have continued to execute our revenue diversification and growth strategy, the success of which is evidence by the 6% year over year revenue growth and 84% growth in net income we achieved this third quarter. We believe that revenue and profitability growth are both sustainable and that market conditions support the continued expansion of our strategic consulting services and software business on a global basis.

Within the software group we continue to deliver steady, profitable performance. We’re very pleased with our continued strong gross margin performance within software, which reached 92% this quarter, up from 90% in the second quarter and 88% in the same quarter of fiscal 2006.

Year over year revenue for the unit was down by about 20% for the quarter and 7% year to date. As you know, our revenue recognition policy can cause quarterly software revenue to fluctuate due to the timing of customer project deployments. Year to date, our license and revenue, and renewal revenue, has grown nicely, but software services revenue tied to deployment projects has declined. We do believe, however, that based upon current implementation schedules, we are well positioned to catch up during the fourth quarter and as a result, are confident in our guidance projections.

Most importantly, we continue to add new customers for our software products, which bodes well for our future growth. This quarter alone we acquired our seventh and eighth new customers for our DMX product. GlaxoSmithKline became our seventh DMX customer in the beginning of the quarter and is in the process of installing the product. Our eighth DMX customer is Merck. Merck’s acquisition of DMX comes at a time in which they are performing several strategic consulting engagements within and they are looking to leverage the internal communication of modeling and simulation results utilizing DMX within their organization. In addition to DMX, Merck is also a PKS customer and has signed a contract to become our first WinNonlin autopilot customer when this product is commercially available during the fiscal fourth quarter.

Merck is a good example of our ability to drive software sales growth from our key installed base of over 1,200 WinNonlin users. Our ability to grow these WinNonlin users into users of our complete software product portfolio provides substantial growth potential for our software business. Currently we have 18 customers using WinNonlin and PKS and four of those customers also have DMX. The opportunity to help our customers grow to a more comprehensive use of all our software products is still in front of us and is key to our future software growth potential.

Let me provide you with a few measurements of that potential. We have approximately 100 customers with at least four copies of WinNonlin, which implies a certain volume of PK/PD analysis and a development portfolio side that would benefit from our data management products. With four seats of WinNonlin, the reoccurring revenue from that customer is approximately $6,000 per year. By helping that customer expand to the full range of our family of products and services, we can significantly increase revenue per customer on an annual basis.

If you take the 100 customers with more than four WinNonlin seats today, there are approximately 80 that don’t yet own PKS. Based upon our average selling price for PKS, which ranges from $250,000 to $500,000, the initial revenue opportunity could be in the range of $20 to $40 million.

With a reoccurring revenue stream of about 18%, the maintenance revenue would be somewhere in the neighborhood of $4 to $8 million per year. Similarly, AutoPilot, which we anticipate will have a $100,000 to $250,000 average selling price, could provide an initial revenue opportunity of $10 to $20 million and annual maintenance revenue in the range of $2 to $5 million. It is important to note that there are no strong competitors in these markets.

Our goal is to continue to increase the number of customers that are in the target market, as well as deliver new products that can create new market opportunities. We are executing on this goal, evidenced by yesterday’s release of the IVIVC Toolkit for WinNonlin and our upcoming release of AutoPilot scheduled to occur by the end of our fiscal year. These two products further position us for the exponential growth arising from the adoption of a wider range of products by our clients.

The IVIVC Toolkit for WinNonlin expands the capabilities of WinNonlin, allowing users to utilize it for in vivo-in vitro correlations. IVIVC brings enhanced deconvolution models and numerical convolution, new plotting capability, and the IVIVC Wizard to pharmacokineticists and formulators. In this way, WinNonlin can be used to speed formulation development, improve chances of success in bioequivalence studies, and more. This tool has the potential to expand usage of WinNonlin significantly.

We are also planning to launch AutoPilot, which is an application that will deliver the benefits of WinNonlin analysis to customers that aren’t ready for a full PKS deployment. AutoPilot has the automation functionality of PKS without the database infrastructure requirements and provides an intermediate step on the path to full benefits of PKS. AutoPilot has the potential to accelerate adoption of Pharsight software outside of WinNonlin by smaller clients.

Turning now to our strategic consulting services business, we continue to reap the benefits stemming from our revenue growth and diversification strategy. Revenue for this business grew 70% during the third quarter compared with last year and for the fifth consecutive quarter we grew year over year revenues from customers other than our top two. For this customer segment, revenues were up 43% in the quarter and we also achieved significant growth at Pfizer and Lilly where revenue growth was 92%.

As a result, for the first nine months of fiscal 2007 our top two customers represent 52% of revenue, verses 67% for the same period of fiscal 2006. Again, illustrating the success of our revenue diversification strategy during the fiscal third quarter we entered into 22 new agreements. These 22 include new relationships with Amgen, PDL, Progenic, marking their first consulting agreements with us. Year to date we have entered into 14 new relationships. With the continued revenue growth we saw our gross profit margin increase to 44% in the third quarter, compared to 20% for the same quarter of last year and year to date gross margin is now 43%. Our strategic consulting services unit continues to achieve strong results. We’re pleased with that contribution that that unit has made to our overall growth in fiscal 2007.

It’s probably appropriate for me to provide comment on the recent Pfizer news to the extent that I can. As you’re well aware, Pharsight operated through a transition at Pfizer that began about two years ago when Pfizer implemented a rationalization of its R&D spending. At the time, the changes at Pfizer – at the time of the changes at Pfizer, Pharsight began to execute on its revenue diversification strategy, the results of which have lessened our dependency on our top two consulting services customers, as well as driven strong revenue and net income growth for the year. In Pfizer’s announcement earlier this week our understanding is that they’ve only announced two therapeutic areas, gastroenterology and dermatology that they’re exiting, which are not ones that we’ve worked on during our relationship with them. Further, we’ve seen no indication that they have plans to discontinue their focus on modeling and simulation.

The two primary drivers of Pfizer’s use of our strategic consulting services, therapeutic areas of development and commitment to modeling and simulation, appear unchanged. Pfizer’s announcement also identified the shutdown of their research site in Ann Arbor, Michigan. This culminates a process that began back in their reorganization two years ago, which saw responsibility for many of their therapeutic areas shipped from Ann Arbor to other sites. Reflecting this shift, our support of Pfizer followed. Two years ago as much as 65% of our work with Pfizer was performed in support of Ann Arbor and today it’s less than 20% already. As the therapeutic area’s responsibilities are relocated to other sites, I would anticipate our project support will follow as well.

Finally, Pfizer has outlined four priorities to drive and prove performance, three of which we believe can have a positive impact on our relationship with them. These priorities are (1) maximize revenues from their current product portfolio through a more rapid product delivery process; (2) invest in medium and long-term growth opportunities through their internal pipeline and externally-sourced products; and (3) establish a lower, more flexible cost base. These priorities are rich with opportunity for our modeling and simulation capabilities. Evaluating drugs to determine if they are an in-license opportunity or evaluating drugs to determine if the investment needed to develop a product in a smaller market is a good bet, is precisely the type of value-add that our products and services offer.

Furthermore, Pfizer has said it is focused on creating smaller operating units that enhance innovation and accountability. Increasing its use of outsourcing and reducing costs in support services in bricks and mortar in order to redeploy resources to discovery and drug development work. We believe that these focuses bode well for our future relationship.

Currently we don’t believe our opportunity with Pfizer is any less than it was prior to the announcement. Coming out of their last round of cuts, we were pleased to see they focused many of their future initiatives on modeling and simulation. At this point, we’re cautiously optimistic that we will be able to continue our relationship with Pfizer at or above historical levels. That said, we’re looking ahead with a realistic outlook and would expect to see some disruption in Pfizer as their announced intentions are implemented through their organization with perhaps over the short-term, a slower pace of activity or at some degree a level of inactivity.

Turning quickly to market trends, we believe these remain quite favorable. During 2006 there was a dearth of new drug approvals. In fact, the 18 new drugs approved during the year was an eight year low. Prior to 2005, the annual average number of drugs approved was 26 and the 31% decline in new drug approvals underscores the fact that drug makers are spending more but delivering fewer successful drugs. In a highly-competitive environment, pharmaceutical companies are now going after harder to treat disorders and failure rates are increasing. According to the U.S. Government Accountability Office, the pharmaceutical industry spent $40 billion in 2004 on R&D, up 147% from $16 billion in 1993.

During the same period, applications to market drugs in novel ways increased just 7%. We believe that herein lies the biggest long-term opportunity for Pharsight. In the December issue of Drug Development & Discovery, the industry magazine highlights the benefits of modeling and simulation and puts these benefits into two categories, the potential to increase the certainty in trial designs and the ability to make faster go, no-go decisions on the development of new compounds. The article asserts that the critical capability is the latter and that this aligns directly with the FDA’s critical path goal to ensure that basic scientific discoveries translate more rapidly into new and better medical treatments.

Given the aforementioned trailing off of new drug approvals, we believe that the need for modeling and simulation is real and growing and that these trends support the long-term viability of our market. Our technology and services directly support the ability for drug developers to make go, no-go decisions and make the development process more efficient.

Drug developers are faced with sluggish sales growth, the loss of patent protection on products, and the lack of growth in new drug development. We believe that these trends will actually be helpful to us for spending on modeling and simulation as our customers seek out ways to increase the effectiveness of their R&D spend. As more companies begin to fully understand the benefits of modeling and simulation, and the ROI that the methodology comes with, we believe our market opportunity will grow.

Finally, we continue to make progress on our credit with the FDA. To date, FDA has part of the architecture installed and they’re working on rolling this out to users. We’re working closely with them to determine how best for them to use the full suite of Pharsight products.

With that, I’d like to turn the call over to Will for an update on our financial results. Will?

Will Frederick:	Thanks, Shawn. Hello everyone. For the third quarter ended December 31, 2006, total revenue was $6.1 million compared with $5.8 million for the same quarter last fiscal year. The year-over-year increase was primarily due to a 70% increase in consulting services revenue, largely driven by 92% growth with our two largest customers, as well as 43% growth in customers other than our top two.

Total cost of revenue for the third quarter was $1.9 million, slightly higher than the $1.8 million reported in the same period of last fiscal year. Gross profit for the third quarter of 2007 was 69% up from the 68% we reported during the third quarter of 2006.

Operating expenses in the third quarter of 2007 were $3.8 million, slighter higher than the $3.6 million reported in the third quarter of 2006. While operating expenses this fiscal year included the impact of stock-based compensation expense as a percentage of revenue, these expenses were 63%, comparable with the third quarter of 2006.

On a GAAP basis, net income for the fiscal 2007 third quarter was $503,000, and included $195,000 in stock-based compensation expense. Net income for the fiscal 2006 third quarter was $274,000 and did not include any impact from stock-based compensation expense. Before stock-based compensation expense, third quarter fiscal 2007 non-GAAP net income was $698,000, which was 155% higher than the $274,000 of net income reported for the third quarter of fiscal 2006.

Net income attributable to common stockholders for the third quarter of fiscal 2007 was $300,000, and included the previously mentioned impact of $195,000 in stock-based compensation expense. Net income attributable to common stockholders for the third quarter of fiscal 2006 was $84,000.

Basic and diluted net earnings per share from the third quarter of fiscal 2007 were $0.02 and $0.01 respectively. Basic and diluted net income per share were both $0.00 in the third quarter of fiscal 2006.

For the first nine months of fiscal 2007, revenue was $17.8 million, up 3% compared with the same period of last year. On a GAAP basis, net income for the first nine months of fiscal 2007 was $978,000 compared with $791,000 in the comparable period of fiscal 2006.

Net income during the first nine months of fiscal 2007 included $620,000 in stock-based compensation expense. Before stock-based compensation expense, non-GAAP net income during the first nine months of fiscal 2007 was $1.6 million, which was 102% higher than the $791,000 of net income achieved during the first nine months of fiscal 2006.

Net income attributable to common stockholders for the first nine months of fiscal 2007 was $412,000 and included the previously mentioned impact of $620,000 in stock-based compensation expense. Net income attributable to common stockholders for the first nine months of fiscal 2006 was $242,000.

Basic and diluted net earnings per share for the first nine months of fiscal 2007 were both $0.02, compared with $0.01 each in the same period of fiscal 2006.

Now let’s move to the financial results for our two business units. Revenue from our software business unit for the third quarter was $3.3 million compared with $4.1 million for the same quarter last fiscal year. As we’ve mentioned, while we believe the long-term revenue trend in our software business will continue to increase in response to customer demand, revenue in individual quarters may fluctuate significantly based on timing of completion for large software installations and related revenue recognition. As a result, we may continue to see year-over-year or sequential comparisons that are not reflective of demand or the long-term outlook for our revenue generating potential.

License and renewal revenue was $2.9 million this quarter compared with $3.2 million for the same quarter last year. Software services revenue was $323,000 this quarter compared with $868,000 for the same quarter last year and is reflective of the fluctuations related to the timing of software implementations on revenue recognition.

From a product line perspective, revenue for our desktop software products for the third quarter was $2 million, comparable with the fiscal third quarter of last year. PKS revenue for the current quarter was $697,000 compared with $527,000 for the same quarter last year. DMX revenue for the current quarter was $193,000 compared with $682,000 for the same fiscal quarter last year. DMX for the prior year period was higher because it reflected the partial recognition of a $1 million sale.

Gross margin for the software business unit for the fiscal third quarter was 92% compared with 88% for the same period last year and 90% the prior quarter. More of our revenue came from higher margin license and renewal revenue this quarter compared with lower margin software services revenue the same quarter last year. Revenue mix and ultimately gross margin will continue to be impacted by the timing of software deployments.

Operating income for the software business unit this quarter was $388,000, and included $99,000 for stock-based compensation expense. Operating income for the software business unit was $894,000 for the same period last year and did not include any stock-based compensation expense.

Revenue from our software business unit for the first nine months of fiscal 2007 was $9.9 million compared with $10.6 million for the same period of the previous fiscal year. License and renewal revenue was $8.8 million during the first nine months compared with $8.2 million for the same period last year. Software services revenue was $1.1 million compared with $2.4 million for the same period last year and is reflective of the fluctuations related to the timing of software implementations on revenue recognition.

From a product line perspective, revenue for our desktop software products for the first nine months was approximately $6 million compared with $5.1 million from the same period of last year. PKS revenue year-to-date was $2.2 million compared with $1.5 million for the same period last year.

DMX revenue for the first nine months was $599,000 compared with $1.6 million for the same fiscal period last year. As previously mentioned, DMX revenue for the prior year was higher because it reflected a significant sale.

Gross margin for the software business unit for the first nine months of the fiscal year was 91% compared with 85% for the same period last year. Operating income for the software business unit year-to-date was $1.1 million and included $332 for stock-based compensation expense. Operating income for the software business unit was $1.6 million for the same period last year and did not include any stock-based compensation expense.

Moving to our strategic consulting business unit, revenue in the third quarter of fiscal 2007 was $2.9 million compared with $1.7 million for the same quarter last year. Gross margin for the consulting business unit for the fiscal third quarter was 44%, up from 20% from the same quarter last year.

Operating income for the consulting business unit this quarter was $29,000, and included $96,000 for stock-based compensation expense.

Operating loss for the consulting business unit was $599,000 for the same period last year and did not include stock-based compensation expense.

For the first nine months of fiscal 2007, our strategic consulting business unit revenue was $8 million, up 17% compared with the same period last year. Gross margin for the consulting business unit for the first nine months was 43% compared with 38% for the same period last year. Operating loss for the consulting business unit year-to-date was $324,000, and included $288,000 for stock-based compensation expense. Operating loss for the consulting business unit was $755,000 for the same period last year, and did not include stock-based compensation expense.

Now for our cash position. We exited the third quarter of fiscal 2007 with $13 million of cash, cash equivalents, and short-term investments compared with $10.8 million at the end of fiscal 2006 and $10 million at December 31, 2005. We’ve now increased our cash position by $2.2 million year-to-date, well above the $253,000 we increased cash for the entire 2006 fiscal year.

Finally, we are reiterating our fiscal 2007 guidance. As we said in our press release, issued yesterday, we expect annual revenue growth of approximately 10% to 15% compared with fiscal 2006, or approximately $25 million to $26 million.

We expect a gross margin of approximately 65% to 70% of revenue, depending on the revenue mix between software and strategic consulting services. We expect fiscal year non-GAAP net income, excluding stock-based compensation expense of approximately 5% to 10% of revenue. We expect to achieve positive net cash flow for our third consecutive year. And finally, we expect diluted earnings per share of $0.04 to $0.09 before stock-based compensation expense.

With stock-based compensation expense expected to reduce diluted earnings per share by approximately $0.03, we expect diluted earnings per share of approximately $0.01 to $0.06.

I do want to clarify that our net income guidance for fiscal 2007 excludes any potential impact from the preferred stock dividends payable to preferred stockholders, which impacts our net income attributable to common stockholders. The company’s preferred stockholders may elect to receive their dividend payments in the form of Series B preferred shares instead of cash. The fair market value of such dividends is paid in the form of shares, may fluctuate, and may be greater or lesser than the stated value of the Series B preferred shares.

Now I’d like to turn the call back to Shawn.

Shawn O’Connor:	Thanks, Will. As I mentioned earlier, the third quarter results provide another quarter’s evidence of our ability to achieve consistent revenue and profitability growth and illustrate the strength and leveragability of our financial model. We’re very pleased with our continued financial performance, which remains on track with our guidance.

We remain very excited about our growth opportunity supported by our portfolio of products and services as well as long-term market trends. We believe that our technology and methodology offer unique benefits and are aligned to the drug development industry and that we will continue – we will be able to continue to expand our footprint from a customer and revenue perspective.

Lastly, I want to thank our development team for all the hard work they’ve put in to get the IVIVC ToolKit for WinNonlin released yesterday. Thanks for your continued interest in our story and with that, I’d like to open up for questions.

Operator:	Thank you. Ladies and gentlemen, we will now begin the question and answer session. As a reminder, if you have a question, please press the star key followed by the one on your touchtone phone. If you would like to withdraw your questions press the star key followed by the two. If you are using a speakerphone you will need to lift the handset before pressing the numbers. One moment please.

Our first question comes from Tom Maguire, private investor. Please go ahead.

Tom Maguire:	Hi Shawn, hi Will.

Shawn O’Conner:	Hi, Tom.

Tom Maguire:	You know, after listening to Shawn’s comments about market trends and, you know, realizing how low your penetration is for PKS with your top 100 clients and then listening about the new product introductions you’re bringing forth, is it realistic to think that Pharsight can get back to high teens, 20% kind of growth rates sometime in the future?

Shawn O’Conner:	You know, Tom, it wasn’t but 18 months ago that we had for two consecutive fiscal years delivered growth at the top line in revenue line of in excess of 25%. I think that reflected in part the initial introduction of PKS and the added revenue stream that brought to us and, you know, while we’ve performed below that the last 18 months, a big impact in there has been our transition and diversification efforts on the consulting side.

Our ability to grow at those sort of rates in the long-term, I think is very reasonable. How quickly we’re able to move to that level is not something we can pinpoint at this point in time but our performance here in fiscal 2007 has moved us back in that direction and I look forward to continue the trendline that we’ve established this year.

Tom Maguire:	Okay, and then one other question. When you outlined the market trends, if the industry embraces modeling and simulation to a greater degree, who else benefits besides Pharsight? I mean, I’ve asked this before about the competitive landscape, but if you wouldn’t mind humoring me one more time and kind of just tell me who’s out there and who do you have to compete against and, you know, compare and contrast your relative position verses whoever else is out there.

Shawn O’Connor:	Sure, Tom. On the software side there is a competitor that lines up with our WinNonlin product and our PKS product where, you know, as we’ve said before we believe we’ve got 90% sort of market share. The competitor out there is a company called NFA that’s owned and part of Thermo Electron at this point in time and whose focus is more in an area tangential to us in terms the laboratory information management systems space and so is not keenly focused in their competition with us. We feel very confident since their acquisition by Thermo Electron in terms of that market space being owned by ourselves in terms of PKS and WinNonlin.

There are, you know, other modeling and simulation tools out there that are targeted towards other niche pieces of the methodology, if you will. Whether it’s, you know, a simulations plus which has gotten a lot of attention of late, that’s an area that’s non-competitive with us but in the context of who else benefits, Tom, as part of your question, there are some other tools that are out there in adjacent areas that may benefit in the long run.

On the consulting side, you know, as the adoption increases, the demand for this type of service and support to our clients increases as well and so, you know, the other small practices that have groups out there, you know, see more opportunity. It’s not an area in which the skill set, the profile of the scientist that performs this effort is vast at this point in time. I think there’s a lot of focus by industry and academia and ourselves as to how we can develop more scientists that are focused in this area and we’ll see some growth I think accelerate because of the demand and acceptance by the industry of these sorts of practices, this methodology and so the demand will be greater there.

So, you know, the marketplace is, you know, filled with a number of other sort of consulting practices, most all of which, all of which are smaller in size than ourselves out there. I hope that answers your question.

Tom Maguire:	Yeah it does and thanks again and nice quarter.

Shawn O’Connor:	Thanks, take care, Tom.

Operator:	Thank you. Our next question comes from Steve Holzel, private investor. Please go ahead.

Steve Holzel:	Hi Shawn.

Shawn O’Connor:	Steve, how are you doing?

Steve Holzel:	Good. I feel like this is the turtle and hare race, you know, at least I read that the turtle finally wins.

Shawn O’Connor:	Well I hope we’re the turtle in your example there, right?

Steve Holzel:	Yeah, that’s what I’m guessing.

Shawn O’Connor:	Good.

Steve Holzel:	Listen, on your guidance you say that you might do $25, $26 million this year. That would mean that you’d have a 35% increase in sales this last quarter, up to about $8.2 million. I mean, is that possible?

Shawn O’Connor:	As we indicated in the text of our comments, we’re pretty confident in our ability to hit the guidance and that guidance would require a good revenue quarter in the fourth quarter and one of the things that we see happening there is the timing of our revenue recognition fluctuates based upon the completion of deployment projects and other service related projects that we do perform on the software side in support of our clients’ use of our technology.

And we have a number of those deployments that are in process, have been in process, and are earmarked for completion in the fourth quarter. You know, our license and revenue business on the software side of our business as a whole has performed well through the course of the year but we’ve seen a different sort of timing at the completion of service projects on the software side this year that it bunched it up in the fourth quarter and underlies, you know, our confidence there.

Will, in terms of Steve’s quoting of the numbers there did you have a comment or clarification?

Will Frederick:	The only clarification I can give is, you know, there is the expectation that we’ll need to meet of $7.2 to $8.2 million to come out in that range. If you go back and look at how we did, say Q2 of this quarter to Q1, we can definitely, with the timing of the revenue recognition on our deployments and our service engagements, we’re still confident that that guidance is correct.

Steve Holzel:	And one other thing, can you just expound a little bit more on the FDA, where you think that might lead or the different avenues it might do, you know, help Pharsight? Because you seem to be spending a lot of time and effort on that.

Shawn O’Connor:	Yeah, let me give you, you know, the status update I gave in terms of their building out their, you know, installing the Pharsight suite of application and building out their internal processes.

Steve Holzel:	Are they paying for that or are you giving that free?

Shawn O’Connor:	Under the credit agreement, their payment to us is in kind of a sense of input back to us in terms of development of that product, those products in terms of future releases and so on and so forth.

This past week the FDA had a very significant gathering back in Washington, D.C., a program that was focused on modeling in general and brought together not only the FDA but we participated in it, a number of industry representatives were at the conference as well. I think the conference had 200 people or thereabouts. And the purpose of the meeting was to explore again, try and take it to the next level, how models could be shared and utilized within the industry and across players such as Pharsight and the FDA.

And the focus on this sort of effort and definition and exploration is sort of the, you know, the market impact side of the FDA now having both the personnel and the Toolkit of Pharsight and an ability to engage in modeling in a more significant way.

And so I, you know, I point to it because it sort of signifies that, you know, in the stepped process of getting the tool and then defining how we’re going to interrelate with the industry, I’m talking of the FDA here now, progress is being made, real progress is being made. And so I think on the software architecture side, we’ve made good progress there and now they are very focused on trying to define the roles and interrelationships that they want to implement with industry out there and bringing all parties involved together to try and formulate that.

So I think progress will be made there, you know, we’d all like it to happen much, much more rapidly than it does, but given the nature of things I think it’s moving fairly well right now.

Steve Holzel:	Thanks a lot and good quarter.

Steve O’Connor:	Take care, Steve.

Operator:	Thank you. Next question comes from Elaine Szeto, a private investor. Please go ahead.

Elaine Szeto:	Yes, my first question is, do you have plans to improve shareholder value? There’s not been a whole lot of change in the last three years. Related to that, are there plans to help take the company from the pink sheet to NASDAQ?

Steve O’Connor:	Sure, Elaine. You know, our focus here is shareholder value and we’re trying to do the right things operationally that focus in on those things that we believe drive that value, the stability of our business, the value of our products and services, and the quality that we deliver in support of our clients ultimately leads to the other metrics of revenue growth and profitability that underlie valuations of companies.

And so we think we’ve made a tremendous amount of progress and over the last three or four years certainly run into a challenge that required a focus on diversification when Pfizer revenues were impacted two years ago. I believe we’ve done a pretty timely, all things being considered, effort in terms of replacing those revenues and getting ourselves back into a growth profile.

With regard to the pink sheets, there are certain requirements that are in front of us that require satisfaction before a relisting on NASDAQ could be achieved and as we approach meeting those requirements we will evaluate the trigger pulls to make that happen.

Elaine Szeto:	Does the company plan to use some of the $13 million cash on hand to buy out some of the preferred stocks? To improve earnings?

Shawn O’Connor:	The preferred stock deal is approaching quickly in maturity, maturity that occurs in June of 2007 calendar month and yes, certainly our cash position, while beneficial in a number of regards with regard to the company, specifically positions us well to be at the maturity of the preferred stock to pay that off should that path be available to us.

The preferred stockholders have the right to accept cash or convert to common stock under certain circumstances and as we grow closer to the June date, the path that we ultimately take, the path that they ultimately choose to take, will become clear and known. I look forward to the resolution, if you will, of that preferred stock deal on our balance sheet and cleaning it up and I think leaves us then afterwards with a very, very nice, solid balance sheet as a company. So more to come as its maturity approaches in a few months down the line here.

Elaine Szeto:	Just a last question, does the company plan to use some of the cash on hand to do any acquisitions to complement Pharsight products and services?

Shawn O’Connor:	It’s possible, I mean, in terms of looking at our portfolio of software products and as well on our consulting side, we always look for ways to expand and support our revenue growth aspirations and internal development is that which we’ve relied upon significantly to date in terms of building our business but supplementing the internal development with external acquisitions is something that we would always look at.

Obviously in terms of the cash available to move in that direction, the preferred stock outcome is a major variable in that so, you know, we will continue to look for opportunities to grow the business with some external acquisitions if viewed as reasonable and appropriate, but I would anticipate that our focus will be on the preferred stock deal for at least the coming months here.

Elaine Szeto:	Thank you very much, Shawn and Will and thank you for a good quarter.

Shawn O’Connor:	Thank you Elaine, take care.

Operator:	Thank you. Ladies and gentlemen, if any additional questions please press the star key followed by the one at this time. As a reminder, if you’re on speakerphone, please lift up the handset before pressing the numbers. One moment.

Management, there are no further questions, I’ll turn the conference back to you for closing comments.

Shawn O’Connor:	Very good. Thank you everyone for your interest in our story and I look forward to updating you again in three short months. Take care.

Operator:	Thank you. Ladies and gentlemen that will conclude today’s teleconference.

END